Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Winning	Andrea Lashnits
Quovadx, Inc.	Quovadx, Inc.
720-554-1346	720-554-1246
rebecca.winning@quovadx.com	andrea.lashnits@quovadx.com

QUOVADX AMENDS MERGER AGREEMENT WITH BATTERY VENTURES;

INCREASES PER SHARE CONSIDERATION TO APPROXIMATELY $3.20

Amendment Increases Sale Price to $139.1 Million; Eliminates Closing Price Adjustments

GREENWOOD VILLAGE, CO., May 4, 2007 — Quovadx, Inc. (NASDAQ: QVDX), a global software and vertical solutions company, today announced that it has amended and restated its merger agreement with Battery Ventures. The amendment increases the proposed total consideration to $139.1 million (or approximately $3.20 per share). This is an increase from the previous consideration of $136.7 million (or approximately $3.15 per share, which was subject to a working capital adjustment at closing). Under the terms of the original agreement, the total consideration could have either decreased or increased depending on the outcome of a closing day working capital determination. As a result of the amendment announced today, the consideration payable to Quovadx stockholders is now fixed and is not subject to any further adjustment.

The proposed transaction is subject to customary conditions to closing, including Quovadx stockholder approval. The Company expects to file a proxy statement related to this transaction and to hold a special meeting for stockholders promptly following clearance of its proxy materials from the SEC. The proposed transaction is expected to close within 90 days. Upon closing, Quovadx, Inc. will no longer be publicly traded on the NASDAQ stock market.

Additional details on these transactions are described in a related Form 8-K, filed concurrently with this release, and available at www.sec.gov. In addition, more detailed information on the Battery Ventures transaction will be provided in a proxy statement, which subject to approval from the SEC, is expected to be mailed to Quovadx stockholders in June 2007.

About Quovadx, Inc.

Quovadx (Nasdaq: QVDX) offers software and services for software system development, extension, and integration to enterprise customers worldwide. Quovadx has two divisions, including the Integration Solutions division (ISD), which offers private and public healthcare and healthcare IT organizations software infrastructure to facilitate system interoperability and leverage existing technology, and, the Rogue Wave Software division, which provides reusable software components and services for enterprise-class application development and high-performance SOA. A third business unit, CareScience, Inc., was sold to Premier Inc. on March 30, 2007. For more information, please visit www.quovadx.com.

QUOVADX, and QUOVADX logo are registered trademarks or service marks of Quovadx, Inc. in the U.S. and/or select foreign countries. The absence of a trademark from this list does not constitute a waiver of Quovadx Inc.’s intellectual property rights concerning that trademark. All other company and product names mentioned may be trademarks of the companies with which they are associated.

Additional Information about the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Quovadx, Inc. and Battery Ventures. In connection with the transaction, Quovadx, Inc. will file a proxy statement with the SEC. Quovadx stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction. The final proxy statement will be mailed to Quovadx stockholders. In addition, the proxy statement and other documents will be available free of charge from the SEC Internet Web site, http://www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at Quovadx’s Web site, www.investors.quovadx.com or by contacting Rebecca Winning via email at rebecca.winning@quovadx.com, or by phone at 720-554-1346. Quovadx directors, officers, other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding Quovadx’s directors and executive officers is detailed in its proxy statements and annual reports on Forms 10-K and 10-K/A, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.

Cautionary Statement

Certain forward-looking statements are included in this release, including statements relating to a proposed transaction between Quovadx Inc. and Battery Ventures. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of

1995. These forward-looking statements reflect Quovadx management’s current expectations regarding the proposed transaction, and speak only as of the date of this release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks and uncertainties include, among other things: i) that Quovadx stockholders will not support or approve the transaction in a timely manner, if at all; ii) that the closing of the transaction with Battery Ventures could be materially delayed or more costly and difficult than expected; and/or iii) that the transaction will not be consummated. A full discussion of known risks and uncertainties is included in the Company’s Annual Report on Form 10-K, Form 10-K/A and Quarterly Reports on Form 10-Q as filed with the SEC, copies of which are available without charge from the Company. These filings are also available electronically through a link from the Quovadx Investor Relations Web page or from the SEC Web site at www.sec.gov under “Quovadx, Inc.” If any of the events described in those filings were to occur, either alone or in combination, it is likely that the Company’s ability to reach the results described in the forward-looking statements could be impaired and the Company’s stock price could be adversely affected. Quovadx does not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.

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